Exhibit 10.38

5 Westbrook Corporate Center

Westchester, IL 60154

PERSONAL & CONFIDENTIAL

September 02, 2013

Assignment details for Ricardo Souza

Mexico to Brazil

Dear Ricardo:

On behalf of Ingredion (the “Company”), we are pleased to confirm the terms and conditions of your international assignment to Brazil (the “Host”) as Senior Vice President & President, South America Ingredient Solutions, reporting to Ilene Gordon.  These terms and conditions will take effect from the start of the international assignment. Your international assignment is subject to the Host obtaining the necessary work permit for you to be eligible to start work in the Host Country on the date that the international assignment starts.

The administrative arrangements and allowances to assist you in your move to the Host Country, and those available during your international assignment, are set out in the ‘Schedule’ accompanying this letter.  During your international assignment, you will be required to comply with the laws of the Host Country and follow the rules and practices of the Host.

Save as varied by this letter and the Schedule, your terms and conditions of employment with the Company remain unchanged.

1.              IDENTITY OF EMPLOYER

During your international assignment you will remain an employee of the Company’s Mexican entity.  Your terms and conditions of employment will continue while you are in Brazil except in so far as modified by this letter and the Schedule.

2.              DURATION

It is intended that your international assignment to the Host Country shall begin on January 1, 2014.  Subject to satisfactory performance, it shall continue for a period of 21 months. The period in the Host Country will be treated as a period of continuous employment with the Company for both statutory and contractual purposes and will count towards any of your service-related entitlements, including pension.

3.              REMUNERATION

Details of your base salary and provision for the payment of all taxes are set out in the Schedule.

4.              CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AND CONTINUING PROVISIONS

4.1       The terms and conditions of your employment with the Company with respect to confidential information and intellectual property rights in materials, patents and inventions discovered by you will remain in full force and effect.

5.              ALLOWANCES

All of the allowances associated with your international assignment are set out in the Schedule.  The data used to calculate these allowances is subject to periodic review.  You will be advised of any changes prior to their implementation.

6.              LOCAL WORKING RULES AND PRACTICES

6.1       During your international assignment you will be required to observe the Host’s working rules and practices then in force and as amended from time to time. You will be subject to the Host’s disciplinary and grievance procedures. However, no disciplinary sanction may be imposed by the Host without prior knowledge and approval of Diane Frisch, Senior Vice President, Human Resources. Details of all rules and practices applicable to you during your international assignment are in the Host’s staff handbook (or similar publication), a copy of which will be provided to you by the Host’s HR Department.

6.2          If there is any conflict between a provision of this letter and/or the Schedule and the local working rules and practices of the Host, then the terms of this letter and the Schedule shall apply.

7.              TERMINATION

7.1          The Company may terminate the international assignment by giving to you two months’ written notice.  Upon termination of the international assignment, the allowances and other arrangements applicable during the period of your international assignment will cease.

7.2       You and the Company may terminate your employment with the Company in accordance with the terms and conditions of your employment with the Company.  Other than for reason of cause, the Company will not serve notice of termination of your employment until the date on which your international assignment comes to an end, whether because the assignment period has expired or because it has been terminated on two month’s notice in accordance with clause 7.1.

8.              GOVERNING LAW

This international assignment letter and the Schedule will be governed by and construed in accordance with the laws of the Home Country and you agree that the courts of the Home Country will have exclusive jurisdiction.

9.              ACCEPTANCE

If you are in agreement with the terms set out above and the provisions in the Schedule please sign and return this letter, initialling each page of the Schedule.  This will indicate your agreement to and acceptance of the terms of this letter and the Schedule, and will amend the terms and conditions of your employment with the Company.

Sincerely,

/s/ Diane Frisch
Diane Frisch
Senior Vice President, Human Resources, Ingredion

To accept this offer, please sign below and initial each page.

I accept the international assignment on the terms and conditions set out above and in the attached Schedule. I agree that these provisions amend the terms and conditions of my contract of international assignment with the Company.

Signed	/s/Ricardo de Abrue Souza

Date	09/02/13

cc:           Ilene Gordon

Marcelo Couto

Corporate Compensation

Deloitte

Mercer

Attachments:  Schedule

SCHEDULE

Administrative Arrangements and Allowances

1.              LOCATION

During your International Assignment, you will based in Sao Paulo, Brazil.

2.              REMUNERATION

2.1       Base Salary

Your international assignment salary (Home Base Salary) will be maintained to a US equivalent of $450,447 gross per annum.  The payment and all deductions will be made in the Home Country currency through the Home payroll unless otherwise stated in this Letter and/or Schedule. For base salary purposes, the FX rate between Mexico and the US will be reviewed and the home base salary adjusted twice per year; February and July. Select allowances will be delivered through the Host payroll system in accordance with statutory payroll delivery requirements in Brazil.

This new salary is inclusive of your 2014 merit increase and your base salary will next be reviewed in 2015 with corresponding changes effective April, 2015.

2.2       International Living Allowance

You will receive an annual net international living allowance equal to 5% of your Home Salary, delivered in the Host. The allowance is payable with the same frequency as regular Host payroll delivery cycle, and will be reviewed whenever your Home gross salary is reviewed.  The percentage base of the allowance will remain at 5% and will not be adjusted during your international assignment.  Currently, the annual net amount is BRL 57,044.

3.              OTHER BENEFITS

3.1       Short Term Incentive Plan

You will be eligible to participate in the Annual Incentive Plan, (AIP), and your targets will be aligned with the business performance of the Company and its applicable regions. The bonus award will be delivered by the Home Country and will be calculated based on the Company’s target award. Any such payments will be made to you after deductions for tax at the applicable Home Country rates. Any benefits arising under this plan will be based on your 12-month Home Salary at the end of the annual incentive plan review period. The target award will be 75% of your Home Salary.

3.2       Long Term Incentive Plan

Based on the level of this position, you will continue to be eligible to participate in Ingredion’s Long-term Incentive program. All awards granted as an eligible participant of this program are based on performance. The value of your award delivered in 2014 will be USD $400,000.

3.3       Retirement

During your international assignment, you will continue to participate in the pension plan based in Mexico.

4.   STATE BENEFITS

Throughout the duration of this assignment you will continue to participate in all applicable statutory home-based Social benefit Programs. This will include the statutory “13-month” salary which will be delivered through the Mexico payroll system, per the current payroll delivery schedule.

5.   TAXATION

5.1  Host Country Taxation

You will be responsible for complying with any and all applicable income tax regulations in your home and host country and in any other countries where you are required to pay taxes as a result of your assignment.  During this assignment, required income tax returns will be prepared by the Company’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense.  If you choose to use the services of another provider for tax matters, this will be at your own expense, and you will no longer be provided with tax equalized benefits.

Representatives of the Company’s dedicated tax services provider will conduct meetings with you to ensure your familiarity with your home and host country’s tax requirements as well as your responsibilities in the tax filing process.  Should you choose to utilize the Company’s designated tax provider, you must furnish all information necessary to complete your income tax returns on a timely basis so that you and the company meet relevant fiscal and statutory regulations.  Any additional costs incurred due to information you provide which is incomplete, inaccurate, or not provided on a timely basis will be passed on to you.

The company will pay for advice in relation to general circumstances required for the preparation of your home and host country income tax returns and other matters related to your relocation, but if you have personal assets or investments which may materially affect your position, then such costs of advice on these matters will generally be your responsibility.

The Company will pay for extension filings relating to tax years of assignment, if applicable as well as responses to notices received in relation to Ingredion compensation or tax positions related to your assignment.

5.2 Tax Equalization

As you may be aware, as a result of your services outside of Mexico, you may become liable for foreign income taxes on the wages earned outside of Mexico.  In order to neutralize the financial impact to you, you will be eligible for tax equalization during your assignment outside of Mexico.  The objectives of tax equalization are:

1.   To ensure that an employee on assignment outside the home country does not suffer an additional tax liability or benefit from a tax gain as a result of services performed outside the home country.

2.   To provide professional tax return preparation assistance to the employee to ensure compliance with home country expatriate tax laws as well as the tax laws of the host country.

Thus, tax equalization is designed to ensure that your income tax burden while on assignment will be approximately the same as your home country income tax would have been, regardless of the country to which you are assigned.  It is the Company’s intent that assignment allowances and reimbursements are tax free to you. You will bear the approximate equivalent of home country (and local, if applicable) income and social taxes on Company income and personal earnings that would have been incurred had you remained in the home country.  The Company’s designated tax services provider will prepare your tax equalization settlement subsequent to the preparation of your home country tax returns.

The hypothetical tax withheld will be based on the state in which you worked and resided prior to the assignment.  All appropriate state tax rates and rules will be applied in computing the tax.  This provision also applies to city taxes, where city taxes are imposed.

For tax purposes, income is generally sourced based on the physical location of the taxpayer while performing the services, irrespective of the fact that the taxpayer remains on the Mexico payroll.   Any benefit from foreign tax credits that arise as a result of this foreign source income may result in a benefit available on your individual income tax return.  This benefit may be property of the Company and if so should be remitted to the company.  The Company has the right to require you to file an amended tax return, prepared by the Company’s designated tax provider, to claim an anticipated tax benefit associated with the international assignment.

Any tax reimbursement or tax gross-up due to you will be made as soon as administratively possible after the amount is determined.  However, in no event will the tax payment be made after the later of:  (a) the end of the second tax year in which your related tax return is required to be filed for the year to which the compensation subject to the tax payment relates, or (b) the end of the second taxable year after your foreign tax return or payment is due.

6.    LEAVE/VACATION ENTITLEMENT

6.1       During your employment to the Host, your vacation entitlement will be determined by the Home country vacation policy, or you will be entitled to 4 weeks of vacation, whichever is higher.  Home leave trips are included in your vacation entitlement.   During your employment, the Host’s practice regarding leave reporting and recording will apply to your employment and must be taken in accordance with those local rules and practices.  All leave entitlement accrued during your employment should be taken before the end of the employment.

6.2       The company will provide you with two home leave trips every 12 months of the assignment, travel class in accordance with the corporate travel policy. You are required to keep all travel ticket receipts for taxation purposes.

6.3      In addition to basic entitlement, you are also eligible for any public holidays given in the Host Country.

7.              ACCOMMODATIONS AND TRANSPORTATION OF PERSONAL EFFECTS

7.1       During the international assignment you will be provided with a monthly accommodations allowance of BRL 25,000, net of taxes.

7.2       If rental accommodation is furnished, the Company will pay reasonable expenses for transport of personal belongings and household effects.  If furnished housing is not available, shipment of furniture and personal goods is permitted; maximum volume is one 40ft container sea shipment and 500 lbs (226.8 kg) air shipment.

You will be responsible for the cost of insuring your personal effects while on international assignment.

7.3       You will also be responsible for the costs of all utilities incurred in connection with your occupation of the Host Country accommodation, including but not limited to electricity, gas, water and telephone supplies.

7.4       If you choose to sell your Home Country property or release rented property immediately before or during your international assignment, your net assignment salary will be reduced by a ‘housing deduction’ calculated as 15% of your Adjusted Home Salary.

Should you maintain a Home Country property, you will receive net USD 3,600 per year for the cost of reasonable and customary property management services for your Home Country property while on assignment. You will be responsible for securing the property management services for your Home country property according to the specific services required.

You will also be reimbursed for required utilities for your Home Country housing upon submission of the documented expenses.  Reimbursable utilities include gas, electricity and water/refuse.  Costs related to telephone and television will not be reimbursed.

You are requested to notify Corporate Compensation if your housing situation changes in your Home Country and adjustments to allowances and taxation will be executed as necessary.

7.5       On the termination of the international assignment and in the event your employment does not continue in Mexico on local terms, other than in circumstances where your employment ends by reason of the termination of your employment with the Company by your resignation or your dismissal for cause, the Host will pay cover reasonable removal expenses from the Host Country to support your repatriation.

8.              RELOCATION ALLOWANCE

8.1       In the month in which your assignment starts and ends, you will be paid a one-time net relocation allowance equivalent to USD 10,000.  This allowance will be delivered to you by the Company’s relocation partner, and is intended to cover furnishings, electronics, and other indefinable expenses associated with your transfer and resettlement.

8.2       No other relocation expenses, except where outlined elsewhere in this letter, will be paid.

9. COST OF LIVING ADJUSTMENT (COLA)

The Cost of Living Adjustment (Cola) will be applied during your international assignment to account for differentials in living costs between your Home and Host Countries.

This COLA will be reviewed from time to time, up to two times per year. The COLA may either increase or decrease and has currently been set at BRL 137,622 per year. This amount will be provided to you on a net basis and will be delivered through the Host payroll at the onset of your assignment, and will be delivered with the same frequency as the regular payroll schedule in Brazil.

10.  HOST COUNTRY CAR

While on assignment, you will receive a company car allowance in accordance with the Brazil car policy.

11. INSURANCES

During your international assignment, you will participate in the Ingredion International Assignee medical benefit programs and your health coverage will be provided by Cigna. During this period, your participation in home-based medical insurance programs in Mexico will continue as well.

TO:	Ricardo Souza

FROM:	Leslie Retcher

CC:	Diane Frisch, Marcelo Couto, Robert Simitz

SUBJECT:	Three-month salary “true up” schedule

DATE:	February 19, 2014

As approved by the compensation committee and in consideration of our commitment to deliver your 13-month base salary in MXN as a “fixed” annualized amount equivalent to USD 493,347 (effective 1/1/2014), a review of your 13-month annual salary will be conducted as per the following methodology and schedule going forward:

•                  A review of the three-month rolling average foreign exchange rate of MXN to USD has been conducted for the period dated 10/1/2013 — 12/31/2013, and your base salary will be updated to reflect the MXN equivalent based on the approved, fixed USD amount as of January 1, 2014.

•                  Using the official average FX rate as reported by Mexico bank system and Ingredion’s finance team in Mexico for the period of 10/1/13 — 12/31/13, the average exchange was 13.0277 MXP to every $1 USD.  As such, your annualized 13-month salary updated as of 1/1/2014 will be 6,427,176MXP / year for the period of 1/1/2014 — 3/31/2014, and will be delivered to you in accordance with the local Mexico payroll schedule and process, less applicable hypothetical taxes and withholdings.

•                  The same review and update will occur as of March 30, 2014, again assessing the three month rolling average exchange for the months of January, February and March, and your salary will be updated as of April 1, 2014 to the approved USD equivalent.

•                  This methodology for updating your salary against the approved USD equivalent will be conducted every three months thereafter for the duration of your assignment.

Signature:	/s/ Ricardo de Abreu Souza
Ricardo Souza

Date:	01/30/2014